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                                                                  EXHIBIT 99.1


FOR IMMEDIATE RELEASE - JULY 26, 2004




                        NS GROUP REPORTS RECORD EARNINGS
                           FOR THE SECOND QUARTER 2004


NEWPORT, KY -- (BUSINESS WIRE) -- JULY 26, 2004 (NYSE: NSS) NS Group, Inc. announced today its results foR the quarter ended June 30, 2004. Net sales for the quarter were $109.4 million, a 29 percent increase over sales for the first quarter of 2004. The company reported operating income of $21.6 million for the second quarter, compared to first quarter 2004 operating income of $5.5 million, which included restructuring charges of $1.9 million. Net income for the second quarter 2004 was $20.6 million, or $0.96 per diluted share, compared to net income of $5.0 million, or $0.24 per diluted share, in the first quarter of 2004, which included $1.9 million, or $0.09 per diluted share, in restructuring charges.

Net sales for the six months ended June 30, 2004 were $194.0 million, compared to $116.4 million for the six months ended June 30, 2003. Operating income for the first six months of 2004 was $27.1 million, compared to an operating loss of $15.7 million for the comparable prior year period. Net income for the six months ended June 30, 2004 was $25.6 million, or $1.20 per diluted share, compared to a net loss of $18.6 million, or a $0.90 loss per diluted share in the prior year period.

President and CEO, Rene J. Robichaud, stated, "We are pleased to report record results for the second quarter. Our net income quadrupled from the first quarter of 2004 and is more than double our previous record of three years ago. This is our sixth consecutive quarterly improvement in financial performance. Our results benefited from significantly higher selling prices which, when combined with lower priced inventory on hand at the beginning of the period, provided higher than normal margins. We are currently net debt free and, in this environment, we expect to grow our cash position. Importantly, we believe our employees' efforts regarding manufacturing excellence have been successful as evidenced by company records in product yields, quality and customer service. I thank them for these fine efforts."

Robichaud continued, "Natural gas and world oil prices are still at high levels. Overall demand for our energy products is good and pricing is strong. While we anticipate our steel raw material costs will increase again in the third and fourth quarters, we expect OCTG demand and prices will enable us to achieve strong profitability through the remainder of the year."

                                    - more -

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The company will host a conference call and simultaneous web cast to discuss the financial results of the second quarter ended June 30, 2004 at 2:00 P.M. ET on Monday, July 26, 2004. Details concerning the conference call and web cast are available on the company's web site, www.nsgrouponline.com.

NS Group, Inc. is a leading producer of seamless and welded tubular products serving the energy industry. These products are used in the drilling, exploration and transmission of oil and natural gas. The company's tubular products are marketed primarily in the United States and certain foreign markets. NS Group is traded on the NYSE under the symbol NSS. To learn more about NS Group log on to www.nsgrouponline.com.


THIS REPORT CONTAINS FORWARD-LOOKING INFORMATION WITH RESPECT TO THE COMPANY'S OPERATIONS AND BELIEFS. ACTUAL RESULTS MAY DIFFER FROM THESE FORWARD-LOOKING STATEMENTS DUE TO NUMEROUS FACTORS, INCLUDING THOSE DISCUSSED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. NS GROUP DOES NOT UNDERTAKE ANY OBLIGATIONS TO UPDATE OR REVISE ITS FORWARD-LOOKING STATEMENTS.

                               ##################

CONTACT:          LINDA A. PLEIMAN
                  DIRECTOR OF INVESTOR RELATIONS AND CORPORATE COMMUNICATIONS NS GROUP, INC.
                  (859) 292-6814
                  WWW.NSGROUPONLINE.COM


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                                 NS GROUP, INC.
                            Summarized Financial Data
(Dollars and shares in thousands, except per share and revenue per ton amounts)
                                   (Unaudited)

                                                        Three Months Ended                       Six Months Ended
                                              ---------------------------------------        ------------------------
                                              June 30,       March 31,       June 30,        June 30,        June 30,
                                                2004           2004            2003            2004            2003
                                              --------       ---------       --------        --------        --------
Net sales                                    $ 109,433       $  84,517       $  65,909       $ 193,950       $ 116,384
Cost of products sold                           83,807          72,802          68,062         156,609         123,835
                                             ---------       ---------       ---------       ---------       ---------
      Gross profit (loss)                       25,626          11,715          (2,153)         37,341          (7,451)

Selling, general and administrative              3,990           4,354           3,805           8,344           8,283
Restructuring charges                             --             1,897            --             1,897            --
                                             ---------       ---------       ---------       ---------       ---------
      Operating income (loss)                   21,636           5,464          (5,958)         27,100         (15,734)

Investment income (loss)                            19              36             (47)             55            (163)
Interest expense                                  (353)           (318)         (1,434)           (671)         (2,795)
Other income, net                                   20             (38)             69             (18)            107
                                             ---------       ---------       ---------       ---------       ---------
      Income (loss) before income taxes         21,322           5,144          (7,370)         26,466         (18,585)
Provision (benefit) for income taxes               718             103            --               821            --
                                             ---------       ---------       ---------       ---------       ---------
      Net income (loss)                      $  20,604       $   5,041       $  (7,370)      $  25,645       $ (18,585)
                                             =========       =========       =========       =========       =========

Net income (loss) per common share
      Basic                                  $    0.98       $    0.24       $   (0.36)      $    1.23       $   (0.90)
                                             =========       =========       =========       =========       =========
      Diluted                                $    0.96       $    0.24       $   (0.36)      $    1.20       $   (0.90)
                                             =========       =========       =========       =========       =========

Weighted average shares outstanding
      Basic                                     20,941          20,910          20,684          20,925          20,671
      Diluted                                   21,463          21,204          20,684          21,333          20,671

Product shipments - tons
      Energy products - welded                  51,700          69,400          67,400         121,100         121,000
      Energy products - seamless                61,700          50,700          45,500         112,400          80,900
                                             ---------       ---------       ---------       ---------       ---------
                                               113,400         120,100         112,900         233,500         201,900
Revenue per ton
      Energy products - welded               $     862       $     568       $     449       $     693       $     441
      Energy products - seamless             $   1,052       $     890       $     784       $     979       $     779

Average rig count                                1,165           1,118           1,028           1,144             959


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NOTES:

 1. During the first quarter of 2004, the Company recorded restructuring charges of $1,897, or $0.09 per share, primarily as the result of an increase in estimated costs to settle operating contracts cancelled in the Company's restructuring of operations in 2001.